SUB-ITEM 77Q1(a)(1):    Articles Supplementary


                              CORTLAND TRUST, INC.

                             ARTICLES SUPPLEMENTARY


                  Cortland Trust, Inc., a Maryland corporation registered as an open-end company under the Investment Company Act of 1940 having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:


                  FIRST: By action duly taken by the Board of Directors of the Corporation at a meeting duly called and held on September 15, 2005, the Board of Directors of the Corporation authorized the increase in the aggregate number of money market Xpress fund Shares which the Corporation has authority to issue by 400,000,000 shares to 1,400,000,000 shares, and the decrease in the aggregate number of Short Term Fund Premiere Shares which the Corporation has authority to issue by 400,000,000 shares to 100,000,000 shares, such that the total number of shares of capital stock which the Corporation shall have authority to issue shall remain 11,000,000,000 shares of Common Stock, par value of $.001 per share, of which:

                  (i) 8,000,000,000 shares are classified as "Cortland General Money Market Fund Shares," a series of the Corporation, including 4,000,000,000 shares which are classified as Advantage Primary Liquidity Fund Shares, 500,000,000 shares which are classified as Short Term Fund General Shares, 100,000,000 shares which are classified as Short Term Fund Premiere Shares, 1,400,000,000 shares which are classified as money market Xpress fund Shares, and 100,000,000 shares which are classified as Pilgrim General Money Market Fund Shares, each a class of the Cortland General Money Market Fund; (ii) 1,000,000,000 shares are classified as "U.S. Government Fund Shares," a series of the Corporation, including 500,000,000 shares which are classified as Advantage Government Liquidity Fund Shares, a class of the U.S. Government Fund;
(iii) 1,000,000,000 shares are classified as "Municipal Money Market Fund Shares," a series of the Corporation, including 500,000,000 shares which are classified as Advantage Municipal Liquidity Fund Shares, a class of the Municipal Money Market Fund; and (iv) 1,000,000,000 shares are unclassified.

                  SECOND: The stock of the Corporation has been reclassified by the Board of Directors, as provided in these Articles Supplementary, under the authority contained in the Corporation's Charter and by Section 2-105(c) of the Maryland General Corporation Law.

                  The President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles are true in all material respects and that this statement is made under the penalties of perjury.


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                  IN WITNESS WHEREOF, Cortland Trust, Inc. has caused these
Articles Supplementary to be executed in its name and on its behalf by its President and attested by its Secretary as of September 15, 2005.



        ATTEST                                      CORTLAND TRUST, INC.


        /s/Rosanne Holtzer                By:      /s/Steven W. Duff
        ------------------                         -----------------
        Rosanne Holtzer                            Steven W. Duff
        Secretary                                  President